Exhibit 99.1

Press Release

iStar Reports Fourth Quarter and Fiscal Year 2022 Results

NEW YORK, February 21, 2023

iStar Inc. (NYSE: STAR) today reported results for the fourth quarter and fiscal year ended December 31, 2022.

Highlights from the earnings announcement include:

o	Net income (loss) of ($86.7) million or ($1.00) per diluted common share in Q4 ’22, and $397.8 million or $4.92 per diluted common share for FY ’22
o	Adjusted earnings (losses) of ($79.9) million or ($0.92) per diluted common share in Q4 ’22, and $522.0 million or $6.25 per diluted common share for FY ‘22
o	$150 million of proceeds from asset sales and loan repayments in Q4 ’22 and post quarter-end[1]
o	$192 million special dividend paid in the form of 6.6 million Safehold shares
o	Safehold closed 26 ground leases totaling $1.4 billion[2] in 2022, bringing its total portfolio to 131 ground leases with an aggregate gross book value of $6.2 billion and estimated Unrealized Capital Appreciation of $10.5 billion

1 $129 million in Q4 ’22 and $21 million post quarter end.

2 Investments in 2022 include $257m of forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

“iStar ended the year in a strong position, making significant progress in monetizing legacy assets,” said Jay Sugarman, Chairman and Chief Executive Officer. “Together with Safehold, we look forward to continuing to build the modern ground lease business and generating value for shareholders.”

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	877.545.0320
International:	973.528.0002
Access Code:	420354

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on February 21, 2023 through 12:00 a.m. ET on March 7, 2023 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	47582

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com